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                                                                   EXHIBIT 10.29


                              MANAGEMENT AGREEMENT


      THIS MANAGEMENT AGREEMENT (this "AGREEMENT") is made as of the 1st day of January, 1998 (the "EFFECTIVE DATE"), by and between Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (the "COMPANY"), and Hanover Capital Partners Ltd., a New York corporation (the "MANAGER").

      WHEREAS, the Company intends to (i) invest in Mortgage Assets (as such term is defined herein) using the proceeds of borrowings and equity offerings;
(ii) borrow against and securitize Mortgage Loans (as such term is defined herein) and retain interests therein; and (iii) qualify as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "CODE");

      WHEREAS, since the time of the Company's initial public offering, the Manager has been acting on the Company's behalf subject to the direction and oversight of the Company's Board of Directors (the "BOARD OF DIRECTORS");

      WHEREAS, the Company desires to have the Manager continue to undertake, on the Company's behalf, the duties and responsibilities set forth in this Agreement, subject to the direction and oversight of the Board of Directors on the terms and conditions set forth in this Agreement;

      WHEREAS, the Manager desires to continue to undertake, on the Company's behalf, the duties and responsibilities set forth in this Agreement, subject to the direction and oversight of the Board of Directors, on the terms and conditions set forth in this Agreement; and

      WHEREAS, the Company and the Manager desire to formalize their relationship by executing and delivering to each other this Agreement.

      NOW, THEREFORE, in consideration of the mutual agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager agree as follows:

      1. DEFINITIONS. Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to them below:

            1.1 "AFFILIATE" means, when used with reference to a specified person, any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the specified person. For purposes of this definition, the term "PERSON" means and includes individuals, corporations, limited liability companies, general and limited partnerships, stock companies, land trusts, business trusts and other entities and governments and agencies and political subdivisions thereof. For purposes of this definition, "CONTROL" (including the correlative meanings of the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any



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            person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

                  1.2 "AGENCY CERTIFICATES" means Pass-Through Certificates
            guaranteed by FNMA, FHLMC or GNMA.

                  1.3 "AGREEMENT" means this Management Agreement.

                  1.4 "BOARD OF DIRECTORS" has the meaning set forth in the
            Recitals to this Agreement.

                  1.5 "CODE" has the meaning set forth in the Recitals to this
            Agreement.

                  1.6 "COMMERCIAL MORTGAGE ASSETS" means Commercial Mortgage
            Loans and Commercial Mortgage Securities.

                  1.7 "COMMERCIAL MORTGAGE LOANS" means Mortgage Loans secured by commercial property.

                  1.8 "COMMERCIAL MORTGAGE SECURITIES" means Mortgage Securities representing an interest in, or secured by, Commercial Mortgage
            Loans.

                  1.9 "COMPANY" means Hanover Capital Mortgage Holdings, Inc., a
            Maryland corporation, and its successors.

                  1.10 "CMO" means an adjustable or fixed-rate debt obligation
            (bond) that is collateralized by Mortgage Loans or mortgage certificates and issued by private institutions or issued or guaranteed by FNMA, FHLMC or GNMA.

                  1.11 "FHLMC" means the Federal Home Loan Mortgage Corporation.

                  1.12 "FNMA" means the federally chartered and privately owned corporation organized and existing under the Federal National Mortgage Association Charter Act (12 U.S.C. ss. 1716 et seq.), formerly known as the Federal National Mortgage Association.

                  1.13 "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.

                  1.14 "GAAP" means generally accepted accounting principles.

                  1.15 "GNMA" means the Governmental National Mortgage
            Association.

                  1.16 "GOVERNING INSTRUMENTS" means the articles or certificate of incorporation or charter, as the case may be, and the bylaws of the Company.

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                  1.17 "INVESTMENT ADVISERS ACT" means the Investment Advisers
            Act of 1940, as amended from time to time.

                  1.18 "MANAGEMENT COMPENSATION" has the meaning set forth in
            Section 6 of this Agreement.

                  1.19 "MANAGER" means Hanover Capital Partners Ltd., a New York corporation, and its successors hereunder.

                  1.20 "MORTGAGE ASSETS" means Single-Family Mortgage Assets,
            Multifamily Mortgage Assets, Commercial Mortgage Assets and Short-Term Investments.

                  1.21 "MORTGAGE LOANS" means Single-Family Mortgage Loans,
            Multifamily Mortgage Loans and Commercial Mortgage Loans.

                  1.22 "MORTGAGE SECURITIES" means (i) Pass-Through
            Certificates, (ii) CMOs, and (iii) REMICs.

                  1.23 "MULTIFAMILY MORTGAGE ASSETS" means Multifamily Mortgage
            Loans and Multifamily Mortgage Securities.

                  1.24 "MULTIFAMILY MORTGAGE LOANS" means Mortgage Loans secured by multifamily (in excess of four units) residential property.

                  1.25 "MULTIFAMILY MORTGAGE SECURITIES" means Mortgage
            Securities representing an interest in, or secured by, Multifamily Mortgage Loans.

                  1.26 "PASS-THROUGH CERTIFICATES" means securities (or
            interests therein) which are Qualified REIT Assets evidencing undivided ownership interests in a pool of Single-Family Mortgage Loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying Single-Family Mortgage Loans in accordance with the underlying Single-Family Mortgage Loans in accordance with the holders' respective, undivided interests in the pool.

                  1.27 "QUALIFIED HEDGE" means an interest rate swap or cap
            agreement, option, futures contract, forward rate agreement or similar financial instrument entered into to reduce the interest rate risks with respect to indebtedness incurred or to be incurred to acquire or carry Real Estate Assets and the payments on (or gain on the disposition of) which qualify under Section 856(c)(2) of the Code.

                  1.28 "QUALIFIED REIT ASSETS" means Pass-Through Certificates,
            Mortgage Loans, Agency Certificates and other assets qualifying as "real estate assets" under Code Section 856(c)(5)(B).


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                  1.29 "REAL ESTATE ASSETS" means interests in real property, interests in mortgages on real property, regular and residual interests in REMICs and stock in qualifying REITs.

                  1.30 "REIT" means real estate investment trust as defined
            under Section 856 of the Code.

                  1.31 "REIT PROVISIONS OF THE CODE" means Sections 856 through
            860 of the Code. 1.32 "REMIC" means serially maturing debt securities secured by a pool of Mortgage Loans, the payments on which bear a relationship to the debt securities and the issuer of which qualifies as a "real estate investment conduit" as defined under Section 860D of the Code.

                  1.33 "SHORT-TERM INVESTMENTS" means short-term bank
            certificates of deposit, short-term United States Treasury securities, short-term United States government agency securities, commercial paper, repurchase agreements, short-term CMOs, short-term asset-backed securities and other similar types of short-term investment instruments, all of which will have maturities or average lives of less than one (1) year.

                  1.34 "SINGLE-FAMILY MORTGAGE ASSETS" means Single-Family
            Mortgage Loans and Single-Family Mortgage Securities.

                  1.35 "SINGLE-FAMILY MORTGAGE LOANS" means Mortgage Loans
            secured by single-family (one to four unit) residential property.

                  1.36 "SINGLE-FAMILY MORTGAGE SECURITIES" means Mortgage
            Securities representing an interest in, or secured by, Single-Family Mortgage Loans.

                  1.37 "TEN-YEAR U.S. TREASURY RATE" means the arithmetic
            average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten-Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

                  1.38 "UNAFFILIATED DIRECTORS" means a director who is not
            affiliated directly or indirectly, with the Manager, whether by ownership of, ownership interest in,


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                  employment by, any material business or professional
                  relationship with, or serving as an officer or director of the Manager, and are not employed by or officers of the Company.

                  2. GENERAL DUTIES OF THE MANAGER.

                        2.1 SERVICES TO BE PROVIDED BY THE MANAGER. Subject to
                  the direction and oversight of the Board of Directors and in accordance with the Governing Instruments, the Manager shall, during the term of this Agreement, perform such services as may be required from time to time for the management of the Company and such other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager in good faith shall deem appropriate under the particular circumstances, including the following:

                        2.1.1 serving as the Company's consultant with respect
                  to formulation of investment criteria and preparation of policy guidelines by the Board of Directors;

                        2.1.2 assisting the Company in developing criteria for
                  the purchase of Mortgage Assets that are specifically tailored to the Company's investment objectives;

                        2.1.3 representing the Company in connection with the
                  purchase and commitment to purchase or sell Mortgage Assets, including the accumulation of Mortgage Loans for securitization and the incurrence of debt;

                        2.1.4 arranging for the issuance of Mortgage Securities
                  from a pool of Mortgage Loans;

                        2.1.5 furnishing reports and statistical and economic
                  research to the Company regarding the Company's activities and the services performed for the Company by the Manager;

                        2.1.6 monitoring and providing to the Board of Directors
                  on an ongoing basis price information and other data, obtained from certain nationally recognized dealers that maintain markets in Mortgage Assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

                        2.1.7 investing or reinvesting any money of the Company
                  in accordance with its policies and procedures and the terms and conditions of this Agreement;

                        2.1.8 providing the executive and administrative
                  personnel, office space and services required in rendering such services to the Company;

                        2.1.9 administering the day-to-day operations of the
                  Company and performing and supervising the performance of such other administrative functions



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                  necessary for the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company's debts and obligations and maintenance of appropriate computer systems to perform such administrative functions;

                        2.1.10 providing the Company with general data
                  processing, legal and administrative services to the extent required to implement the business strategy of the Company;

                        2.1.11 counseling the Company in connection with policy
                  decisions made by the Board of Directors;

                        2.1.12 communicating on behalf of the Company with the
                  holders of the securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

                        2.1.13 evaluating and recommending hedging strategies to
                  the Board of Directors and, upon approval by the Board of Directors, engaging in hedging activities on behalf of the Company, in all cases consistent with the Company's status as a REIT;

                        2.1.14 supervising compliance with the REIT Provisions
                  of the Code and maintenance of an exemption from the Investment Company Act and from any state or other laws requiring the registration of investment companies;

                        2.1.15 qualifying and causing the Company to qualify to
                  do business in all applicable jurisdictions;

                        2.1.16 causing the Company to retain qualified
                  independent public accountants and tax experts to assist in developing appropriate accounting procedures and testing systems and conducting quarterly compliance reviews;

                        2.1.17 providing all actions necessary for compliance by
                  the Company with all federal, state and local regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, filings and documents, if any, required under the Securities Exchange Act of 1934, as amended;

                        2.1.18 providing all actions necessary to enable the
                  Company to make required federal, state and local tax filings and reports and generally enable the Company to maintain its status as a REIT, including soliciting stockholders for required information to the extent provided in the REIT Provisions of the Code;



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                        2.1.19 performing such other services as may be required
                  from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

                        2.1.20 complying with and using commercially reasonable
                  efforts to cause the Company to comply with all applicable laws.

                  2.2 ADDITIONAL OBLIGATIONS OF THE MANAGER.

                        2.2.1 VERIFY CONFORMITY WITH ACQUISITION CRITERIA. The
                  Manager shall use commercially reasonable efforts to ensure that each Mortgage Asset acquired by the Company conforms to the acquisition criteria of the Company and shall require each seller or transferor of Mortgage Assets to the Company to make such representations and warranties regarding such Mortgage Assets as may, in the judgment of the Manager, be necessary and appropriate for such purpose. With respect to Mortgage Loans and consistent with prevailing industry practices, the Manager shall use commercially reasonable efforts to require the seller or transferor to repurchase any Mortgage Loan with respect to which there is fraud or misrepresentation. In addition, the Manager shall take any and all such other actions as it deems necessary or appropriate with regard to the protection of the Company's investments.

                        2.2.2 CONDUCT ACTIVITIES IN CONFORMITY WITH REIT STATUS
                  AND ALL APPLICABLE RESTRICTIONS. The Manager shall refrain from any action which, in its judgment made in good faith or in the judgment of the Board of Directors and communicated to the Manager, would adversely affect the status of the Company as a REIT or which, in the Manager's judgment made in good faith or in the judgment of the Board of Directors and communicated to the Manager, would violate any material law, rule or regulation of any governmental body or agency having jurisdiction over the Company or which would otherwise not be permitted by the Company's Governing Instruments; any operating policies adopted by the Company; or any agreements to which the Company or any of its assets is subject or bound, including without limitation any action which would result in the requirement that the Company register as an Investment Company under the Investment Company Act or under any state or other law. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager's good faith judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments; operating policies adopted by the Company; or any agreements to which the Company is a party or by or to which it is bound or any of its assets are subject. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company, the Unaffiliated Directors or any security holders of the Company for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in
                  Section 8 of this Agreement.

                        2.2.3 REPORTS. The Manager shall prepare an annual
                  compliance report to be reviewed for each fiscal year by a firm independent of the Manager and its


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Affiliates and having the proper expertise to determine compliance with the REIT
Provisions of the Code and related matters. The Manager shall deliver such report to the Company no later than March 31 of the following year. In addition, the Manager will prepare regular reports for the Company's Board of Directors that will review the Company's acquisitions of Mortgage Assets, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by the Company's Board of Directors.

                  2.2.4 PORTFOLIO TRANSACTIONS. In placing portfolio transactions and selecting brokers or dealers, the Manager shall endeavor to obtain on behalf of the Company commercially reasonable terms. In assessing commercially reasonable terms for any transaction, the Manager shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Notwithstanding anything contained herein, the Manager shall place portfolio transactions with Hanover Capital Securities, Inc., a New York corporation ("HCS"), whenever feasible.

                  2.3 COMPLIANCE WITH THE INVESTMENT ADVISERS ACT. The Manager shall operate in compliance with the provisions of the Investment Advisers Act applicable to the performance of the Manager's duties hereunder, including without limitation the anti-fraud provisions of Section 206 of such Act.

                  2.4 COOPERATION OF THE COMPANY. The Company agrees to take all actions reasonably required to permit the Manager to carry out its duties and obligations under this Agreement. The Company further agrees to make available to Manager all materials reasonably requested by the Manager to enable the Manager to satisfy its obligations to deliver financial statements and any other information or reports with respect to the Company.

      3.    ADDITIONAL ACTIVITIES OF THE MANAGER AND ITS AFFILIATES.

                  3.1 OTHER ACTIVITIES OF THE MANAGER. Nothing in this Agreement shall prevent the Manager, its Affiliates, or any of the officers, directors or employees of the Manager or its Affiliates, from engaging in other businesses or from rendering services of any kind to any other person or entity, including the purchase of, or advisory service to others investing in, any type of real estate investment, including investments that meet the principal investment objectives of the Company. Directors, officers, employees and agents of the Manager and of Affiliates of the Manager may serve as trustees, directors, officers, employees, agents, nominees or signatories for the Company or any subsidiary of the Company, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company's or such subsidiary's Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or such subsidiary, such persons shall use their respective titles in the Company.

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                  3.2 OTHER INVESTMENT ADVISORY ACTIVITIES OF THE MANAGER.
Subject to any applicable contractual limitations, nothing contained in this Agreement shall prevent the Manager, or any Affiliate of the Manager, from acting as investment advisor or manager for any other person, firm or corporation (including any investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of the Company, and shall not in any way bind or restrict the Manager or any such Affiliate from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any such Affiliate may be acting. The Company acknowledges that the Manager will base allocation decisions on the procedures the Manager considers fair and equitable, including without limitation, such considerations as investment objectives, restrictions and time horizon, availability of cash and the amount of existing holdings. While information and recommendations supplied to the Company shall, in the Manager's good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or its Affiliates to investment companies, funds and advisory accounts. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager to any investment company, fund or advisory account.

            4. BANK ACCOUNTS. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve. The Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company.

            5. RECORDS; CONFIDENTIALITY. The Manager shall maintain appropriate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company at any time during normal business hours. Except in the ordinary course of business of the Company, the Manager shall keep confidential any and all information it obtains from time to time in connection with the services it renders under this Agreement and shall not disclose any portion thereof to non-affiliated third-parties (other than lenders to, and holders of stock of, the Manager) except with the prior written consent of the Company.

            6. COMPENSATION OF THE MANAGER.

                  6.1 MANAGEMENT COMPENSATION. For services rendered under this Agreement, the Company shall pay to the Manager, commencing on the Effective Date and payable as described below, the following (together, the "MANAGEMENT Compensation"):

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                  6.1.1 PAYROLL COMPENSATION. The Company shall pay the Manager for each month an amount equal to the sum of (x) the salaries and wages (excluding payroll taxes and benefits) of the personnel employed by the Manager and/or its Affiliates (other than independent contractors and other third parties rendering due diligence services in connection with the acquisition of any Mortgage Assets) apportioned to providing services under this Agreement to the Company (as reasonably determined by the Manager) for such month plus (y) twenty-five percent (25%) of (x); and

                  6.1.2 THIRD PARTY DUE DILIGENCE SERVICES. The Company shall also pay the Manager for each month an amount equal to the sum of
            (x) the expenses of the Manager for any due diligence services provided by independent contractors and other third parties in connection with the acquisition of any Mortgage Assets during such month plus (y) three percent (3%) of (x).


            6.2 BILLING AND OFFSET. The Manager shall prepare, for each month during the term of this Agreement, a statement documenting the Management Compensation for such month, and shall deliver such statement to the Company. Management Compensation for any month as set forth on the statement for such month shall be due and payable by the Company thirty (30) days after the receipt by the Company of the statement for such month. Any amount that may become payable by the Manager to the Company for any services provided by the Company to the Manager, including without limitation the services of John A. Burchett, Joyce S. Mizerak, Irma N. Tavares and George J. Ostendorf, shall be offset against amounts payable to the Manager as provided in this Section 6.

            6.3 STOCK OPTION. The Manager and the Company agree and acknowledge that the Company shall grant to the Manager a non-qualified stock option under the Company's 1997 Stock Option Plan for 72,509 shares (or such lesser number as is available for grant under such Stock Option Plan) of the Company's Common Stock, par value $.01 per share, at an exercise price of $15.75 per share with the understanding that such option may be transferred, directly or indirectly, in whole or in part, including by the Manager's grant of options with respect to such option, by the Manager to its officers, directors and employees and such other persons who are expected to provide significant services to the Manager provided that any such transfer has been registered or qualified under the Securities Act of 1933, as amended, and any state or other securities laws or, in the opinion of counsel to the Manager and reasonably satisfactory to the Company, the transfer is exempt from the registration or qualification requirements of such Act and such state and other securities laws.

      7. EXPENSES OF THE MANAGER AND THE COMPANY.

            7.1 EXPENSES OF THE MANAGER. Without regard to the compensation received under this Agreement by the Manager, the Manager shall bear the following expenses: rent, telephone, utilities, office furniture, equipment, machinery, and other


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office expenses of the Manager and/or its Affiliates required for the Company's day-to-day operations, including bookkeeping, clerical and back-office services provided by the Manager or its Affiliates.

            7.2 EXPENSES OF THE COMPANY. The Company shall pay all of its expenses except those that are the responsibility of the Manager pursuant to
Section 7.1 of this Agreement, and without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

            7.2.1 the cost of money borrowed by the Company, including interest;

            7.2.2 all taxes and license fees applicable to the Company, including interest and penalties thereon;

            7.2.3 legal, audit, accounting, underwriting, brokerage, listing, filing, rating agency, registration and other fees, printing, engraving, clerical, personnel and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company's securities;

            7.2.4 fees and expenses paid to advisors and independent contractors, consultants, managers, and other agents engaged directly by the Company or by the Manager at the Company's request for the account of the Company or any subsidiary of the Company (other than the Manager or its Affiliates);

            7.2.5 expenses connected with the acquisition, disposition, financing and ownership of the Company's investment assets, including, but not limited to, commitment fees, brokerage fees or commissions, guaranty fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Company;

            7.2.6 costs related to hedging transactions;

            7.2.7 the expenses of organizing, modifying or dissolving the Company;

            7.2.8 all insurance costs incurred by the Company, including any costs to obtain liability or other insurance to indemnify the Manager and underwriters of any securities of the Company;

            7.2.9 expenses connected with payments of dividends or interest or distributions in any other form made or caused to be made by the Board of Directors to holders of the securities of the Company;

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                  7.2.10 expenses connected with the structuring, issuance and administration of Mortgage Securities by the Company, including, but not limited to, legal fees, trustee's fees, insurance premiums, and costs of required credit enhancements;

                  7.2.11 expenses of third parties connected with communications to holders of securities issued by the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company's securities and reports to third parties required under any indenture to which the Company is a party;

                  7.2.12 custodian's, transfer agent's and registrar's fees and charges;

                  7.2.13 compensation, fees and expenses paid to Unaffiliated
            Directors of the Company, the cost of director and officer liability insurance and premiums for errors and omissions insurance;

                  7.2.14 legal, accounting and auditing fees and expenses
            relating to the Company's operations (excluding litigation-related fees and expenses described in Section 7.2.15);

                  7.2.15 legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;

                  7.2.16 any judgment rendered against the Company, or against any director or officer of the Company in his capacity as such for which the Company is required to indemnify such director or officer by any court or governmental agency, or settlement of pending or threatened litigation;

                  7.2.17 expenses relating to any office or office facilities maintained by the Company exclusive of the office of the Manager and/or its Affiliates;

                  7.2.18 expenses related to the accumulation, servicing and subservicing of Mortgage Loans;

                  7.2.19 travel and related expenses of directors, officers and employees of the Manager and of directors, officers and employees of the Company who are also directors, officers or employees of the Manager, incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or performing other business activities that relate to the Company, including, where


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 applicable, a proportionate share of such expenses as reasonably determined by
Manager where such expenses were not incurred solely for the benefit of the Company;

            7.2.20 costs associated with computer hardware and software, third party information services and office expenses that relate solely to the business activities of the Company;

            7.2.21 any extraordinary or non-recurring costs or charges incurred by the Company; and

            7.2.22 other expenses of the Company that are not expenses of the Manager under Section 7.1 of this Agreement.

            7.3 EXPENSE REIMBURSEMENT TO THE MANAGER. Expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager within thirty (30) days after the end of each month. The Manager shall prepare a statement documenting the expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such statement to the Company within fifteen (15) days after the end of the month to which the expenses relate. Expense reimbursement to the Manager shall be subject to adjustment at the end of each fiscal year in connection with the annual audit of the Company. Any amount that may become payable by the Manager pursuant to such an annual adjustment shall be offset against future Management Compensation amounts payable to the Manager pursuant to Section 6 hereof.

      8. LIMITS OF MANAGER RESPONSIBILITY. The Manager assumes no responsibility under this Agreement other than to render the services specifically called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 2.2.2 of this Agreement. The Manager, its directors, officers, stockholders and employees will not be liable to the Company, any issuer of Mortgage Securities or the Unaffiliated Directors for any acts or omissions, errors of judgment or mistakes of law by the Manager, its directors, officers, stockholders or employees under or in connection with this Agreement, except by reason of acts or omissions, errors of judgment or mistakes of law constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under this Agreement. The Company shall reimburse, indemnify and hold harmless the Manager, its directors, officers, stockholders and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, reasonable attorneys' fees) in respect of or arising from any acts or omissions, errors of judgment or mistakes of law of the Manager, its stockholders, directors, officers and employees made in good faith in the performance of the Manager's duties under this Agreement or pursuant to any underwriting agreement or similar agreement to which the Manager is a party in connection with any debt or equity sales of the Company's securities and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under this Agreement or any such underwriting agreement. The

Manager shall be indemnified by the Company as an agent of the Company in accordance with the terms of the Company's Governing Instruments.

      9. NO JOINT VENTURE. The Company and the Manager are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them. The Manager is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

      10. TERM AND TERMINATION. This Agreement shall commence on the Effective Date and shall continue in force until December 31, 1999 and thereafter it shall be subject to successive one-year renewal periods upon the review and approval of the Unaffiliated Directors. If the Unaffiliated Directors do not resolve to renew or terminate this Agreement within at least sixty (60) days prior to the end of the then-current period of this Agreement, this Agreement shall be automatically extended for a one-year period. The Company and the Manager shall have the right, following the initial term of this Agreement, to terminate this Agreement at any time upon not less than sixty (60) days prior written notice.

      11. ASSIGNMENTS. Upon not less than sixty (60) days prior written notice to the Board of Directors of the Company, this Agreement may be assigned by the Manager to an Affiliate of the Manager without the consent of the Company. Except in the event of an assignment by the Manager to an Affiliate of the Manager or as otherwise set forth in this Section 11, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager (other than the pledge of amounts payable to the Manager under this Agreement to secure the Manager's obligations to its lenders), unless such assignment is consented to in writing by the Company with the consent of a majority of the Unaffiliated Directors. The Company shall not withhold its consent to any assignment of this Agreement by the Manager in connection with any acquisition, consolidation or merger of the Manager, to the extent such consent is required by the Investment Advisers Act. Any assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to a REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

      12. TERMINATION BY COMPANY FOR CAUSE. At the option of the Company, this Agreement shall be and become terminated immediately (subject to any opportunity to cure set forth below) upon written notice of termination from the Board of Directors to the Manager if any of the following events shall occur (termination for any of such events shall constitute termination for "cause"):

            12.1 if a majority of the Unaffiliated Directors determines that the Manager has violated this Agreement in any material respect and, after written notice of such violation, the Manager has failed to cure such violation within thirty (30) days, unless during such thirty (30)-day period the Manager has commenced to cure such violation and thereafter diligently prosecutes to cure such violation; or

            12.2 there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Manager (i) admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for thirty (30) days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for thirty (30) days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for thirty (30) days; provided, however, that in the event the Manager becomes the subject of a case under federal bankruptcy or similar federal or state laws and remains in possession of its property and continues to operate its business (as a debtor in possession or otherwise), the Company shall not have the option to terminate this Agreement unless the Unaffiliated Directors determine in good faith that as a result of such proceeding the Manager cannot reasonably be expected to fulfill its obligations under this Agreement. If any of the events specified in Section 12.2 of this Agreement shall occur, the Manager shall give prompt written notice thereof to the Board of Directors upon the happening of such event.

      13. ACTION UPON TERMINATION. From and after the effective date of termination of this Agreement, pursuant to Sections 10, 11 or 12 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all Management Compensation accruing to the date of termination. Upon such termination, the Manager shall forthwith:

            13.1 after deducting any accrued Management Compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

            13.2 deliver to the Board of Directors, upon their request therefor, a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company; and

            13.3 deliver to the Board of Directors all property and documents of the Company then in the custody of the Manager.

         14. RELEASE OF MONEY OR OTHER PROPERTY UPON WRITTEN REQUEST. The Manager agrees that any money or other property of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company, and the Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than the later to occur of (i) thirty (30) days following such request and (ii) the earliest time following such request that remittance will not cause the Manager to violate any law or breach any agreement to which it or the Company is a party. The Manager shall not be liable to the Company, the Unaffiliated Directors, or the Company's stockholders for any acts performed or omissions to act by the Company in connection with the money or other property released to the Company in accordance with this Section 14 and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement. The Company shall indemnify the Manager, its directors, officers, stockholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager's release of such money or other property to the Company in accordance with the terms of this Section 14 unless such expenses, losses, damages, liabilities, demands, charges and claims arise in connection with acts or omissions which constitute bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.

      15. REPRESENTATIONS AND WARRANTIES.

            15.1 COMPANY IN FAVOR OF THE MANAGER. The Company hereby represents and warrants to the Manager as follows:

            15.1.1 DUE FORMATION. The Company is duly organized, validly existing and in good standing under the laws of the state of Maryland and has the power to own its assets and to transact the business in which it is now engaged.

            15.1.2 POWER AND AUTHORITY. The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person, including without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been, and each instrument or document required under this Agreement will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

            15.1.3 EXECUTION, DELIVERY AND PERFORMANCE. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the pledge of amounts payable to the Manager under this Agreement to secure the Manager's obligations to its lenders).

            15.2 MANAGER IN FAVOR OF THE COMPANY. The Manager hereby represents and warrants to the Company as follows:

            15.2.1 DUE FORMATION. The Manager is duly organized, validly existing and in good standing under the laws of the state of New York and has the corporate power to own its assets and to transact the business in which it is now engaged.

            15.2.2 POWER AND AUTHORITY. The Manager has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this

Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been and each instrument or document required under this Agreement will be executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

            15.2.3 EXECUTION, DELIVERY AND PERFORMANCE. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the governing instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets, or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

      16. NOTICES. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parties may deliver to each other notice by electronically transmitted facsimile copies, provided that such facsimile notice is followed within 24 hours by any type of notice otherwise provided for in this Section 16. Any notice shall be duly addressed to the parties as follows:

         (a)  If to the Company:

         90 West Street
         Suite 1508
         New York, New York 10006
         Attn:  President
         Telecopy:  (212) 732-4728

         (b)  If to the Manager:

         90 West Street
         Suite 1508
         New York, New York 10006
         Attn:  President

         Telecopy:  (212) 732-4728

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 16 for the giving of notice.

      17. BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided in this Agreement.

      18. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

      19. CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York notwithstanding any New York or other conflict of law provisions to the contrary.

      20. INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

      21. TITLES NOT TO AFFECT INTERPRETATION. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

      22. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

      23. PROVISIONS SEPARABLE. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

      24. GENDER. Words used herein regardless of the number and gender specifically used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

      25. ATTORNEYS' FEES. Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement or the various transactions contemplated hereby, the prevailing party will be entitled to recover its actual reasonable attorneys' fees and expenses from the non-prevailing party.

      26. AMENDMENTS. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by all of the parties. The parties hereto expressly acknowledge that no consent or approval of the Company's stockholders is required in connection with any amendment, modification or change to this Agreement.

      27. AUTHORITY. Each signatory to this Agreement warrants and represents that he is authorized to sign on behalf of and to bind the party on whose behalf he, she or it is signing.









                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the effective date.


                           HANOVER CAPITAL MORTGAGE HOLDINGS, INC.


                           By:__________________________________
                           Title:


                           HANOVER CAPITAL PARTNERS LTD.


                           By:__________________________________
                           Title: